UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 27, 2011 (May 26, 2011)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 19, 2011, Transcept Pharmaceuticals, Inc. (the “Company”) received a Notice of Allowance from the United States Patent and Trademark Office (the “USPTO”) for U.S. Patent Application Serial No. 11/439,874, which contains claims to methods of treating middle-of-the-night awakenings that would cover use of the Company’s lead product candidate, Intermezzo® (zolpidem tartrate sublingual tablet). On May 26, 2011, to ensure the USPTO considers all information relevant to patentability, the Company determined to seek continued examination of the pending claims in lieu of permitting the patent to issue. There can be no assurance that this or any of the Company’s pending patent applications will result in patents being issued in a timely manner, or at all. Even if patents issue, the claims in such patents may not issue in a form that will be advantageous to the Company.

The use of Intermezzo® is currently covered by U.S. Patent No. 7,658,945, titled “Compositions for Delivering Hypnotic Agents Across the Oral Mucosa and Methods of Use Thereof,” and U.S. Patent No. 7,682,628, titled “Compositions for Delivering Hypnotic Agents Across the Oral Mucosa and Methods of Use Thereof,” each of which are scheduled to expire no earlier than February 2025. For more information on the risks associated with the Company’s efforts to secure and maintain intellectual property protection for Intermezzo®, please see the Risk Factors section of the Company’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2011.

The information contained herein is intended to be considered in the context of more complete information included in the Company’s filings with the SEC and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: May 27, 2011

	By:	/s/ Marilyn E. Wortzman
Name: Marilyn E. Wortzman
Title: Vice President, Finance